Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2022 (this “Agreement”), is entered into by and between Alliance Holdco Limited, a private limited company organized under the laws of England and Wales (“Parent”), and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (collectively with Computershare, the “Rights Agent”), as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Alliance Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and Applied Genetic Technologies Corporation, a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of October 23, 2022 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (“Shares”) and (b) following the consummation of the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, (a) in each of the Offer and the Merger, Parent has agreed to provide to the holders of Shares immediately prior to the Effective Time (other than holders of Excluded Shares and Dissenting Company Shares) and (b) in the Merger, Parent has agreed to provide to holders of Company RSUs immediately prior to the Effective Time and holders of Company Options immediately prior to the Effective Time with an exercise price per share less than the Cash Consideration (as defined in the Merger Agreement), in each case, that are outstanding as of immediately prior to the Effective Time (collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive CVRs as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1. DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least twenty percent (20%) of the outstanding CVRs as set forth on the CVR Register.

“Agreement” is defined in the Preamble to this Agreement.

“Assignee” has the meaning set forth in Section 7.3.

“Bionic Sight Equity” means the two million six hundred sixty-four thousand one hundred and thirty-eight (2,664,138) shares of Common Stock, par value $0.001 per share, of Bionic Sight, Inc. owned by the Company as of the Effective Time.

“BLA” means a Biologics License Application, as defined under 21 U.S.C. 262 and Title 21 of the U.S. Code of Federal Regulations, Part 601, that is submitted to the FDA in order to receive the FDA’s approval to commercialize a biological product in the United States for the indications set forth in such BLA.

“Calendar Quarter” means each period of three consecutive months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

“Calendar Year” means the period of four consecutive Calendar Quarters beginning on January 1 and ending on December 31 of each calendar year.

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of either Parent or the Company on a consolidated basis (other than to any Parent Affiliate), (ii) a merger or consolidation involving either Parent or the Company in which Parent or the Company, respectively, is not the surviving entity, and (iii) any other transaction involving either Parent or the Company in which Parent or the Company, respectively, is the surviving entity but in which the stockholders of Parent or the Company, respectively, immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, other than any bona fide equity financing transaction.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“Covered Milestone Payments” has the meaning set forth in Section 2.4(f).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor entity thereto.

“Event of Default” has the meaning set forth in Section 6.1.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto.

“Funds” has the meaning set forth in Section 2.4(h).

“AGTC-501” means the product currently referred to by the Company as “AGTC-501” that (a) is an AAV vector having the capsid sequence disclosed as VP1, VP2, and VP3 in Schedule 1, expressing the RPGR protein encoded by the codon-optimized RGPR sequence disclosed in Schedule 1 under the control of the GRK promoter and (b) is manufactured using a manufacturing process that is regarded by the FDA as comparable for regulatory purposes to the product’s current Process 1.

“Gross Proceeds” means the aggregate amount of (a) all cash consideration actually received by Parent or Parent Affiliates in connection with the achievement of Milestone 1 and (b) with respect to any non-cash consideration actually received by Parent or Parent Affiliates in connection with the achievement of Milestone 1, including shares of stock, all amounts received by Parent or Parent Affiliates in connection with the monetization of such non-cash consideration only to the extent such monetization event occurs and such amounts are received by Parent or Parent Affiliates on or before the Milestone 1 Non-Cash Payment Deadline Date. Rights to receive future payments, including royalty streams, milestone payments, amounts placed in escrow or other contingent payments shall not be treated (as such) as “non-cash consideration” but shall only be counted as Gross Proceeds to the extent that such payments are released from escrow or otherwise monetized by the Parent or Parent Affiliates on or before the Milestone 1 Non-Cash Payment Deadline Date. The assumption of any future liability or obligation will not be treated as “non-cash consideration” and will be disregarded. For clarity, (i) if the achievement of Milestone 1 also involves assets that are not related to Non-RPGR Assets and/or Bionic Sight Equity and/or Manufacturing Assets, but are related to other proprietary technology, products or assets of Parent or Parent Affiliates, then the total consideration will be allocated among such Non-RPGR Assets and/or Bionic Sight Equity and/or Manufacturing Assets and such other technology, products and assets, and only that consideration allocated to the achievement of Milestone 1 will be included in Gross Proceeds and (ii) any Gross Proceeds received by Parent or any Parent Affiliates that relate to the Manufacturing Assets will be reduced by any future amounts that Parent or any Parent Affiliates is committed to pay to the transferee of the Manufacturing Assets or any of its affiliates. In addition, Gross Proceeds shall be reduced by the sum of: (y) any and all Taxes (including any income tax, profits tax, license tax, capital gains tax, gross receipts tax and value-added tax) imposed by a Governmental Body and paid or payable by Parent or any Parent Affiliate with respect to any Gross Proceeds and (z) all out-of-pocket transaction costs incurred by Parent or any Parent Affiliate for the negotiation, entry into and closing of a Milestone 1 transaction, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” has the meaning set forth in Section 4.5(a).

“Manufacturing Assets” means any and all assets held by the Company at September 30, 2022 and specifically allocated in the Company’s records at that date to the Company’s planned 21,250 square foot current Good Manufacturing Practices manufacturing and quality control facility adjacent to the Company’s Florida facility, including, without limitation, that certain Lease, dated as of May 13, 2021, between Alachua Foundation Park Holding Company II, LLC and the Company; but specifically excluding any and all assets relating to the Company’s process development group unless otherwise agreed by Parent.

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Milestone” means each of Milestone 1, Milestone 2, Milestone 3 and Milestone 4.

“Milestone 1” means (a) the sale, license, transfer, spin-off of, or the occurrence of any other monetizing event, whether in a single or multiple transactions, involving, all or any part of the Non-RPGR Assets, (b) the sale or transfer of the Bionic Sight Equity and/or (c) the sale, lease or transfer of the Manufacturing Assets, in each case, that closes on or prior to the Milestone 1 Deadline Date and other than, in each case, any such transaction involving solely a Parent Affiliate and in which the Company, the Purchaser, Parent or any Parent Affiliate receives aggregate Gross Proceeds in excess of five million dollars ($5,000,000).

“Milestone 1 Amount” means, with respect to the achievement of Milestone 1, an amount per CVR equal to the quotient of: (A) the amount by which the sum of (i) sixty percent (60%) of the Gross Proceeds attributable to the Non-RPGR Assets and/or (ii) one hundred percent (100%) of the Gross Proceeds attributable to the Bionic Sight Assets and/or (iii) one hundred percent (100%) of the Gross Proceeds attributable to the Manufacturing Assets (reduced as set out in the final sentence of the definition of Gross Proceeds above), collectively, exceeds five million dollars ($5,000,000), divided by (B) the total number of CVRs outstanding as of the date of achievement of Milestone 1; provided, however, that, in no event shall the aggregate amount payable to all Holders of CVRs in connection with the achievement of Milestone 1 exceed twelve million five hundred thousand dollars ($12,500,000) in the aggregate (the “Maximum Milestone 1 Amount”).

“Milestone 1 Deadline Date” means the date that is eighteen (18) months after the Closing Date of the Merger.

“Milestone 2” means FDA approval of a BLA for AGTC-501 to treat patients with XLRP caused by mutations in the RPGR gene, as evidenced by the written notice of such approval by the FDA; provided, that, such approval (a) must be consistent with the patient population, at a minimum, as established by the inclusion/exclusion criteria of patients studied in the pivotal clinical trial, (b) may be subject to conditions of use, contraindications, or otherwise limited, and (c) may contain a commitment to conduct a post-approval study or clinical trial (the “Marketing Approval”).

“Milestone 2 Amount” means, with respect to the achievement of Milestone 2, an amount per CVR equal to twelve million five hundred thousand dollars ($12,500,000) divided by the total number of CVRs outstanding as of the date of achievement of Milestone 2.

“Milestone 3” means, as of the date of Marketing Approval, that no other AAV gene therapy product expressing the RPGR protein (including any derivative or shortened version of the RPGR protein) has received a marketing approval from the FDA.

“Milestone 3 Amount” means, with respect to the achievement of Milestone 3, an amount per CVR equal to twelve million five hundred thousand dollars ($12,500,000) divided by the total number of then-outstanding CVRs.

“Milestone 4” means the first date on which Net Sales in any Calendar Year is equal to or exceeds one hundred million dollars ($100,000,000).

“Milestone 4 Amount” means, with respect to the achievement of Milestone 4, an amount per CVR equal to twelve million five hundred thousand dollars ($12,500,000) divided by the total number of CVRs outstanding as of the date of achievement of Milestone 4.

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(g).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means each of the Milestone 1 Amount, the Milestone 2 Amount, the Milestone 3 Amount and the Milestone 4 Amount.

“Net Sales” means the gross amount invoiced by Parent, any Parent Affiliates (including the Surviving Corporation) or any of its Sublicensees (each, a “Selling Party”) to a Third Party for sales or transfers for value of AGTC-501, less the following deductions actually incurred, allowed, paid and accrued, in each case, as calculated in accordance with U.S. GAAP consistently applied:

(i) customary trade, cash and quantity discounts and allowances actually given to customers;

(ii) rebates, credits and allowances actually given by reason of rejections, returns, damaged or defective product or recalls, or any other items returned or returnable in accordance with policy;

(iii) government-mandated rebates, credits and adjustments paid or deducted;

(iv) customary price adjustments, allowances, credits, chargeback payments, discounts, rebates, free of charge concessions, fees and reimbursements granted or made to managed care organizations, wholesaler fees (including but not limited to packing, handling, freight, shipment and insurance costs), group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal/national state/provincial, local and other governments, including their agencies;

(v) custom charges, freight, postage, shipping, insurance, handling and other transportation expenses to the extent included in the price and separately itemized on the invoice;

(vi) amounts written off as uncollectable debt; provided, that, the amount of any uncollectable debt deducted pursuant to this exception and actually collected in any subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter; and

(vii) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of AGTC-501 (but not including taxes assessed against the net income derived from such sale).

No particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). Furthermore, Net Sales shall not include use of, disposition of, or sale at or below the direct manufacturing cost of, AGTC-501 by Parent, any Parent Affiliates (including the Surviving Corporation) and/or its Sublicensees of AGTC-501 for non-clinical or clinical studies, samples, grants, treatment IND sales, named patient sales, compassionate use sales, patient-assistance programs or charitable donations.

Resales or sales of AGTC-501 made in good faith between or among any Selling Party shall not be included in the calculation of Net Sales but the subsequent resale or sale to a non-affiliate Third Party (other than a Selling Party) shall be included in the computation of Net Sales.

In the event of any sale of AGTC-501 for any consideration other than monetary consideration on bona fide arm’s-length terms, then for purposes of calculating Net Sales under this Agreement, AGTC-501 shall be deemed to have been sold for cash at the weighted (by sales volume) average sale price of AGTC-501 in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable country, territory or possession in which such sale or other disposition occurred during the applicable accounting period in accordance with GAAP consistently applied.

In the event that AGTC-501 is sold as part of a Combination Product in any country, territory or possession (where “Combination Product” means any pharmaceutical product which comprises AGTC-501 and other active compound(s), ingredient(s) and/or device(s) (each, an “Other Product”), the Net Sales of AGTC-501, for the purposes of determining milestone payments, shall be determined by multiplying actual Net Sales of such Combination Product in such country, territory or possession as determined in the first paragraph of the definition of “Net Sales” (“Combination Product Net Sales”) by the fraction A/(A+B) where A is the weighted average net selling price of AGTC-501 in such country, territory or possession when sold separately (i.e., without the Other Product) and B is the weighted average net selling price of the Other Product in such country, territory or possession when sold separately, in each case, during the relevant period.

In the event that the weighted average sale price of AGTC-501 can be determined but the weighted average sale price of the Other Product cannot be determined, Net Sales for purposes of determining milestone payments shall be calculated by multiplying the Combination Product Net Sales by the fraction A/C where A is the weighted average net selling price of AGTC-501 in such country when sold separately (i.e., without the Other Product) and C is the weighted average net selling price of the Combination Product in such country.

If either (a) the weighted average net selling price of AGTC-501 in such country when sold separately (i.e., without the Other Product) cannot be determined but the weighted average net selling price of the Other Product in such country when sold separately can be determined, or (b) neither the weighted average net selling price of the Other Product or AGTC-501 in such country when sold separately can be determined, then the Net Sales apportioned to AGTC-501 shall be calculated by Parent in good faith in accordance with U.S. GAAP consistently applied taking into account the standards set forth above.

All Net Sales shall be computed in U.S. dollars, and where any Net Sales are calculated in a currency other than U.S. dollars, they shall be translated into U.S. dollars using Parent’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into US Dollars and in accordance with U.S. GAAP consistently applied.

“Non-RPGR Assets” means any and all assets, tangible and intangible, including, without limitation, all Intellectual Property, data, documentation, agreements and licenses, inventory related to drug products, raw materials and biological materials that, in any case, (a) relate solely to the Company’s clinical and pre-clinical programs for indications other than XLRP and (b) are listed on Schedule 2 attached hereto. For clarity, Non-RPGR Assets shall exclude the Bionic Sight Equity and the Manufacturing Assets.

“Offer” has the meaning set forth in the Recitals of this Agreement.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (f) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; or (g) as provided in Section 2.6; provided that the term “Permitted Transfer” in respect of a CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement shall be limited to the event described in subsection (a), unless Parent permits otherwise.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated association, partnership, joint venture or other entity.

“Purchaser” has the meaning set forth in the Recitals of this Agreement.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“RPGR” means Retinitis Pigmentosa GTPase Regulator.

“Shares” is defined in the Preamble to this Agreement.

“Sublicensee” shall mean a Third Party that is granted a license or sublicense of Parent’s rights to AGTC-501.

“Third Party” means a Person other than Parent, the Rights Agent, the Holders or their respective Affiliates.

“XLRP” means X-linked retinitis pigmentosa.

1.2 Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (d) the meaning assigned to each capitalized term defined and used in this Agreement or the Merger Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (e) where a word or phrase is defined in this Agreement or the Merger Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (f) a reference to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date; (g) references to any Contract are to that Contract as amended, modified or supplemented as of the date of this Agreement or, thereafter from time to time; (h) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”); (i) all references to “dollars” or “$” are to U.S. Dollars, unless expressly stated otherwise; and (j) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2. CONTINGENT VALUE RIGHTS

2.1 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders immediately prior to the Effective Time shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof. Parent shall notify the Rights Agent upon the occurrence of the Effective Time and the Closing Date.

2.2 Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be null and void.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares. In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the CVR Register in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock subject to such Covered Equity Awards cancelled in connection with the Merger. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall in good faith reasonably determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if the Parent so reasonably determines that it does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the CVRs in the CVR Register and notify the Parent of the same. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and accompanied by such other evidence of the Holder’s identity or interest in the CVR, as reasonably requested by the Rights Agent. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If any Milestone is achieved, then, (i) with respect to Milestone 2, Milestone 3 and Milestone 4, on a date that is within ninety (90) days following the last day of such Calendar Quarter in which such Milestone is achieved and (ii) with respect to Milestone 1, (A) for any Gross Proceeds received on or prior to the Milestone 1 Deadline Date, on the earlier of (1) a date that is within thirty (30) days of the Milestone 1 Deadline Date and (2) a date that is within thirty (30) days following the last day of the Calendar Quarter in which the Maximum Milestone 1 Amount is earned and (B) with respect to any Gross Proceeds that are non-cash, including shares of stock and future payments (including royalty streams, milestone payments, amounts placed in escrow and other contingent payments) that are, in each case, monetized (or in the case of escrow payments, actually received) by Parent after the Milestone 1 Deadline Date and on or before the fifth anniversary of the Closing Date of the Merger (the “Milestone 1 Non-Cash Payment Deadline Date”), on the earlier of (1) a date that is within thirty (30) days of the Milestone 1 Non-Cash Payment Deadline Date and (2) a date that is within thirty (30) days following the last day of the Calendar Quarter in which the Maximum Milestone 1 Amount is earned, Parent will deliver to the Rights Agent (A) a notice (a “Milestone Notice”) indicating the achievement of such Milestone and that the Holders are entitled to receive the applicable Milestone Payment, and (B) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the applicable Milestone Payment to all Holders pursuant to Section 4.2, along with any letter of instruction reasonably required by the Rights Agent.

(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice and cash, by wire transfer of immediately available funds, equal to the aggregate amount necessary to pay the applicable Milestone Payment to all Holders pursuant to Section 4.2 as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice. If a Milestone Payment is payable to the Holders, then at the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent shall also pay the applicable Milestone Payment to each of the Holders in accordance with the corresponding letter of instruction (i) by electronic payment or check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions.

(c) Parent shall be entitled to deduct or withhold, or cause the Rights Agent or the Surviving Corporation to deduct or withhold, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Legal Requirement, as may be reasonably determined by Parent and communicated to the Rights Agent in writing. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than payroll withholding and reporting on the Covered Milestone Payments (as hereinafter defined)), Parent shall instruct the Rights Agent to solicit from such Holder an IRS Form W-9 or other applicable Tax form within a reasonable amount of time in order to provide the opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Legal Requirement, Parent shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding. Prior to the Effective Time, Parent and the Rights Agent will cooperate to establish procedures for complying with applicable tax reporting, withholding and remittance obligations arising from any payments of the Covered Milestone Payments.

(d) Any funds delivered to the Rights Agent for payment to Holders as Milestone Payments that remain undistributed to the Holders on the one (1) year anniversary of the applicable milestone payment date, will be delivered by the Rights Agent to Parent (or its designee), and, thereafter, such Holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Legal Requirement) only as general unsecured creditors thereof under applicable Legal Requirements with respect to the Milestone Payments that may be payable.

(e) Neither Parent, any Parent Affiliate, the Rights Agent nor any of its affiliates shall be liable to any Holder for any Milestone Payments delivered to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent in accordance with Section 7.4. The indemnification provided by this Section 2.4(e) shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

(f) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Legal Requirements, the parties hereto intend to treat (i) the CVRs received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Merger Agreement, (ii) any Milestone Payments received in respect of such CVRs as amounts realized on the disposition of the applicable CVRs (or Shares), and (iii) Milestone Payments paid in respect of each CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement (the “Covered Milestone Payments”), and not the receipt of such CVR, for all U.S. federal and applicable state and local income tax purposes, as compensation for services in the year in which the Milestone Payment is made. Notwithstanding the foregoing, to the extent required by applicable tax Legal Requirements, Parent shall, and shall cause the Surviving Corporation to, report imputed interest on the CVRs and Milestone Payments pursuant to Section 483 of the Code.

(g) If a Milestone is not achieved during a Calendar Year, then on or before the date that is sixty (60) days after the expiration of each such Calendar Year, Parent shall deliver to the Rights Agent a certificate certifying that such Milestone has not occurred and directing the Rights Agent to deliver a copy of such certificate to each Holder (each, a “Milestone Non-Achievement Certificate”). The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Non-Achievement Certificate, send each Holder at its registered address a copy of such Milestone Non-Achievement Certificate.

(h) All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Third Party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder or any other Person.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent , Parent Affiliates or in any constituent company to the Merger or any of their respective Subsidiaries or affiliates. The rights of the Holders and the obligations of Parent are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from Parent, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any Parent Affiliate without consideration therefor. Nothing in this Agreement shall prohibit Parent or any Parent Affiliate from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any Parent Affiliate shall be automatically deemed to be extinguished.

3. THE RIGHTS AGENT

3.1 Appointment; Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction).

3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it, in the absence of bad faith, to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent or any other Person of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense (including the reasonable expenses and counsel fees and other disbursements) arising out of or in connection with Rights Agent’s preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including the reasonable out-of-pocket costs and expenses of counsel in defending Rights Agent against any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense, unless such loss has been determined by a final non-appealable judgment of court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Parent;

(i) anything to the contrary notwithstanding, in the absence of fraud, bad faith or willful misconduct (each as determined by a final non-appealable judgment of court of competent jurisdiction) on the part of the Rights Agent, (i) the Rights Agent shall not be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) month period immediately preceding the event for which recovery from the Rights Agent is being sought;

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement agreed upon in writing by the Rights Agent and Parent prior to the date hereof, (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); and (iii) to reimburse all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to Parent, to the Holders or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (each as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(l) unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to the Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for the Parent or for any other Person;

(m) the Rights Agent shall act hereunder solely as agent for Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(n) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(o) the Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

(p) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(q) the provisions of this Section 3.2 shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent, and the payment, termination and the expiration of the CVRs.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time by written notice specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) Notwithstanding anything else in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of an international commercial bank.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights (except such rights of the predecessor Rights Agent which survive pursuant to Section 3.3 of this Agreement), powers, trusts and duties of the retiring Rights Agent.

4. COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in the form received by Parent from the Paying Agent in the Offer, the Paying Agent in the Merger, and in the case of Holders who held Covered Equity Awards, the Company, the names and addresses of the Holders promptly upon the Effective Time.

4.2 Payment of Milestone Payments. If a Milestone has been achieved in accordance with this Agreement, Parent shall deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4(a), the aggregate amount necessary to pay the applicable Milestone Payment to all Holders.

4.3 Books and Records. Parent shall, and shall cause the Parent Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the achievement of the Milestone Payments payable hereunder.

4.4 Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.5 Audit Rights.

(a) Upon reasonable advance written notice from the Acting Holders provided to Parent not less than forty-five (45) days in advance (such request not to be made more than once in any twelve (12) month period), Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by such Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and the Parent Affiliates as may be reasonably necessary to evaluate and verify Parent’s calculation of Net Sales for purposes of the achievement of Milestone 4 and the Milestone 1 Amount, if any, hereunder; provided, that, (x) such Acting Holders (and the Independent Accountant) shall enter into customary confidentiality agreements reasonably satisfactory to Parent no less stringent than the confidentiality obligations of the parties under this Agreement with respect thereto with respect to the Confidential Information of Parent or the Parent Affiliates to be furnished pursuant to this Section 4.5, which confidentiality agreements shall not prohibit the Acting Holders from communicating any such information with the Holders who have a need to know such information; provided, that, any such recipients are subject to confidentiality obligations no less stringent than the confidentiality obligations of the parties under this Agreement with respect thereto, and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of the Parent Affiliates; provided that Parent may, and may cause the Parent

Affiliates to, redact documents and information not relevant for such calculation pursuant to this Section 4.5(a). The decision of such Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error. Parent shall not enter into any transaction constituting a Change of Control unless such agreement contains provisions that would permit such Independent Accountant with such access to the records of the acquiring party in such Change of Control if and to the extent as are reasonably necessary to ensure compliance with this Section 4.5. The fees charged by the Independent Accountant shall be paid by the Acting Holders; provided, however, that, if the Independent Accountant concludes that Parent has underreported or underpaid Parent’s calculation of Net Sales and the payment of the Milestone 1 Amount by more than five percent (5%), the fees charged by such Independent Accountant shall be paid by Parent.

(b) If, in accordance with the procedures set forth in Section 4.5(a), the Independent Accountant concludes that Milestone 1 Amount or Milestone 4 Amount should have been paid but was not paid when due, Parent shall promptly, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report and in no event later than December 31 of the Calendar Year that includes such delivery date, pay each Holder such Milestone 1 Amount or the Milestone 4 Amount, as applicable, pursuant to Section 2.4(a).

5. AMENDMENTS

5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) subject to Section 3.3(d), to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(v) to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

(vi) for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall deliver (or cause the Rights Agent to deliver) a notice thereof to the Holders.

Amendments with Consent of Holders. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holders or the Rights Agent), with the consent of the Acting Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

5.2 Execution of Amendments. Prior to executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent and reasonably acceptable to Rights Agent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by (a) the Rights Agent and Parent (with respect to amendments permitted under Section 5.1), and (b) the Rights Agent and Parent (with respect to amendments permitted under Section 5.2). The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own obligations, rights, powers, immunities or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

5.3 Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6. REMEDIES OF THE HOLDERS

6.1 Event of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body):

(a) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Payment after a period of ten (10) Business Days after such Milestone Payment shall become due and payable; or

(b) breach in any material respect of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such breach for a period of ninety (90) days after a written notice specifying such breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and the Rights Agent, may, in their discretion, commence a proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable.

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Acting Holders shall have commenced such proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2 Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding the foregoing, in the event of an insolvency proceeding of the Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Parent or by any creditor of the Parent. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

7. OTHER PROVISIONS OF GENERAL APPLICATION

7.1 Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) as applicable to Parent only, if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) as applicable to Parent only, if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

Computershare Trust Company, N.A.

150 Royall St.

Canton, MA 02021

Attention: Legal Department

If to a Holder or any and all Holders:

In accordance with Section 7.2.

If to Parent, to it at:

Alliance Holdco Limited

8 Bloomsbury Street

London, United Kingdom, WC1B 3S

Attention: Dr. Christopher Hollowood

E-mail: c.hollowood@synconaltd.com

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

1 Financial Center

Boston, Massachusetts 02111

Attention: Matthew J. Gardella; Matthew W. Tikonoff

E-mail: MGardella@mintz.com; MWTikonoff@mintz.com

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

7.3 Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder (a) to one or more Parent Affiliates for so long as they remain Parent Affiliates and any such Parent Affiliate may assign any or all of its rights, interests and obligations hereunder to one or more other Parent Affiliates for so long as they remain Parent Affiliates (each, an “Assignee”); provided that each such Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement; and (b) to any Third Party in connection with a Change of Control or the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction; provided that such Third Party agrees to assume and be bound by all of the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Each of Parent’s successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly agree to assume and be bound by all of the terms and conditions of this Agreement. This Agreement shall not restrict Parent’s or any successor’s ability to merge or consolidate or enter into or consummate any Change of Control. Except as otherwise permitted herein, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect. Unless a successor or assignee meets the requirements set forth in Section 3.3(b), Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers. The rights hereunder of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

7.5 Governing Law. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.6 Disputes.

(a) In the event of any dispute arising out of our relating to this Agreement, including the interpretation, validity, performance, or breach thereof (a “Dispute”), any party shall give written notice to the other party or parties. Within thirty (30) days of such notice, executives of the parties with full authority shall meet in person or by videoconference in order to resolve the Dispute. Except as necessary to avoid irreparable harm or avoid expiration of a pertinent statute of limitations, no party shall initiate any arbitration or judicial proceeding in respect of the Dispute until such conference has been had or refused.

(b) Any Dispute among Parent and/or the Holders (but not involving the Rights Agent or to which the Rights Agent is not a party) not so resolved shall be settled exclusively by final and binding arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association under its Commercial and International Rules.

(i) The place of the arbitration shall be Wilmington, Delaware, except that hearings may be held in such other places or by videoconference as the Parties may agree or the arbitrator(s) may order.

(ii) The arbitration shall be conducted in the English language, with the Parties to bear their own costs of any translation.

(iii) Except as necessary to vacate or confirm any award, the fact of and evidence in the arbitration shall be strictly confidential, unless already known to or in the public domain without fault of the disclosing party.

(iv) The right and obligation to arbitrate under this section 7.6 shall extend to any claim by or against any parent, subsidiary, affiliate, officer, director, manager, agent, or employee of a party.

(v) The prevailing party or parties shall be entitled to an award of all costs, fees, and expenses reasonably incurred in the successful prosecution or defense of any claim.

(vi) Any monetary award shall be rendered and satisfied exclusively in United States dollars, free of any tax or other deduction.

(c) Any Dispute involving the Rights Agent or to which the Rights Agent is a party shall be conducted exclusively in the state or federal courts sitting in or for New Castle County, Delaware, except that any judgement thereof may be enforced in any court of competent jurisdiction.

(d) Without derogation of the obligation to arbitrate pursuant to Section 7.6(b), any judicial proceedings in respect of a Dispute shall be conducted exclusively in the state or federal courts sitting in or for New Castle County, Delaware, except that any judgement thereof or any arbitral award may be enforced in any court of competent jurisdiction.

7.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties; provided, however, that if such illegal, void or unenforceable provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Parent and the Holders. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8 Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earlier to occur of (a) the payment of the full amount of each potential Milestone Payment required to be paid under the terms of this Agreement, (b) the termination of the Merger Agreement in accordance with its terms and (c) the final determination that no further Milestone Payments will ever be payable under of this Agreement. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 2.4(e), 3.2, 7.4 to 7.8 and 7.11, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.9 Entire Agreement; Counterparts. As it relates to the Rights Agent, this Agreement constitutes the entire agreement of the parties hereto and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof. As between the Parent and the Company, this Agreement, and the Merger Agreement constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

7.10 No Fiduciary Obligations. Each of Parent and the Rights Agent acknowledges and agrees that (i) neither party owes any fiduciary duties to the Holders and (ii) the other party, its affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective affiliates, officers, directors or controlling Persons. The only obligations of the Parent and the Rights Agent to each other and their affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

7.11 Confidentiality. The Rights Agent and the Parent agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person.

(i) Definition. As used herein, “Confidential Information” shall mean any and all technical, scientific or business information relating to a party, including, without limitation, trade secrets. financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to any other party or its Affiliates, agents or representatives before or during the term of this Agreement. Confidential Information shall not include any information that is: (a) already known to any other party or its Affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of such other party; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by a party without access to the Confidential Information of any other party; provided that such independent development can be substantiated by the written records of such party. This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by Parent.

(ii) Obligations of Confidentiality and Non-Use. All Confidential Information of a party will be held in confidence by each other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. No party will disclose in any manner Confidential Information of any other party in any form to any person or entity without the other party’s prior consent. However, any party may disclose relevant aspects of any other party’s Confidential Information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, such party shall ensure that such agent and subcontractor are contractually bound to confidentiality terms no less stringent than the obligations set forth in this Section 7.11.

(iii) Required Disclosures. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other parties to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by Legal Requirements.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT:
ALLIANCE HOLDCO LIMITED

By:

Name:
Title:

RIGHTS AGENT:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., on behalf of both entities

By:

Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Schedule 1

Sequence and Capsid Description

Schedule 2

Description of Non-RPGR Assets